EXHIBIT 10.55

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made effective as of August 11, 2008 by and between

(1)	China Global Mining Resources Limited (“Company”), a corporation duly established in British Virgin Island; and

(2)	Mr. LU Benzhao address: No. 204, Builidng 17, Liyuan Village, Huashuan District, Maanshan, Anhui Province ID No.340505195112240018 (“Consultant”).

WHEREAS,

(A)
The Company has entered into certain equity transfer transactions in relation to XNS, Sudan and Zhaoyuan (“Equity Transfers”) with the Consultant through one of its subsidiaries in China (“Subsidiary”) to acquire certain businesses of iron ore mining, processing and sale of ironstone and iron ore powder (“Businesses”).

(B)	The Company is willing to engage the Consultant and the Consultant is willing to provide the Company with consulting services for the operation and further development of the Businesses.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Appointment

The Company hereby agrees to appoint the Consultant, and the Consultant hereby agrees to serve, as Consultant providing consulting services (“Services”) for the Company on the terms and conditions set forth in this Agreement.  The scope of the Services to be provided by the Consultant is defined in Schedule A attached hereto.

The relationship between the Company and the Consultant shall be respectively that of principal and independent contractor and in no circumstances shall the Consultant be deemed to be employee, agent or representative of the Company.

2.           Service Term

The service term under this Agreement, shall be 2 years, commencing from the date on which the Equity Transfers have been approved and registered by the relevant Chinese authorities (“Registration Date”).

3.           Compensation

Subject to the performance by the Consultants of the obligations set out in Schedule A, the Company shall grant to the Consultant as full compensation for its Services in a total amount of USD 53.95 million (or RMB equivalent to as of the date of signing of this Agreement) as specified in Schedule B (“Compensation”) in accordance with this Clause 3.

3.1           Upfront payment

The Surety Deposit (the amount is subject to valid receipt) paid by the Company to the Consultant under an Equity and Asset Transfer Heads of Agreement dated 4 May, 2007 shall automatically be converted as the upfront payment to the Consultant, and shall be deducted from the First Payment.

3.2           Payment in installments

The Company shall make Payments in installments to the Consultant during the Service Term according to Schedule B.

3.3           Payment of WB shares

The Company shall procure that the Consultant receives up to 50 million WB Shares in consideration of and subject to his fulfillment of obligations set out under item 8 of Schedule A, but subject to Schedule B.

3.4           Offset

The Consultant guarantees the representation and warranties expressed in the Equity Transfers to be fully performed in good faith.  Had any disputes, including but not limited to tax issues challenged by authorities, arising from the defective or imperfect satisfaction of the representation and warranties after the closing of Equity Transfers, any costs or expenses caused by settling these disputes by the Company or its subsidiaries shall be setoff from the annual payment to the Consultant, from the nearest due installment until totally setoff.

The Consultant guarantees that the target companies in the Equity Transfers do not conduct any payment beyond the common business line after the execution of the agreements and before the closing (“Period”).  Except for the liabilities disclosed to the purchaser of the Equity Transfers before the signing of the agreements, any new liabilities arising in the period, including but not limited to the purchase agreement with prepaid price, should be recorded and inform the purchaser properly and timely.  Any income associated with the new liabilities (if any) should stay in the target companies and transfer to the purchaser at the closing date as assets.  If there is no income associated with the liabilities, the amount of the liabilities should be deducted from the purchase price of the equity transfer agreements on the closing date.  The Consultant agrees that, any new liabilities happened and disclosed in the period, or any new liabilities not disclosed in the period, but later proved to happen the period, with no income associated with, or income not transferred to the purchaser as assets, not deducted from the purchase price of the equity purchase agreements, including but not limited to delivering goods or payment after the closing date, shall be afforded by the Consultant.  The costs, expenses or losses caused with such liabilities to the Company or its subsidiaries shall be offset from annual payment to the Consultant, from the nearest due installment until totally setoff.  The costs, expenses or losses shall be calculated with the actual amount of payment, or of goods, with the market value of the date of delivery.

4.           Non-Competition

The Consultant agrees that, during the term of this Agreement and for a period of five (5) years following the expiration of this Agreement (“Non-Competition Period”) and within the territory of Maanshan Municipality and Nanjing Municipality, they shall not, directly or indirectly (through any affiliates, relatives or otherwise), (i) engage in the business of, or own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or be connected as an officer, director, employee, employer, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise engaged in undertakings identical with or similar to the Businesses, or (ii) cause or attempt to cause any client, customer or supplier of the Company and/or the Subsidiary or any of their affiliates to terminate or reduce its business with the Company and/or the Subsidiary or any of their affiliates, to the extent that circumstances specified in relation to the Equity Transfers are an exception to this Non-Competition clause.

5.           Acknowledgement

The Consultant hereby acknowledges and agrees that the Compensation to be paid by the Company hereunder for the Services is adequate to compensate the Consultant for his obligation not to compete with the Company and/or the Subsidiary or any of their affiliates, and will not be contested by the Consultant in any dispute between the parties concerning the enforceability of this Agreement.

6.           Non Solicitation of Personnel

During the Non-Competition Period, for whatever reason, the Consultant undertakes not to directly or indirectly (through any affiliates, relatives or otherwise) induce or seek to induce, persuade, hire or retain any executive employee employed by Company, the Subsidiary and their affiliated companies at the date of termination, to join or provide services to any other person, firm, company or other organisation whether as director, principal, employee, consultant, agent or in any other capacity.

7.           Confidentiality

7.1
During the Non-Competition Period, neither the Consultant nor the Company, shall use, disclose, publish or otherwise disseminate any Confidential Information (as defined herein) to any person, firm, company, association or other entity for any reason or purpose whatsoever, except as necessary for the performance of his duties for the Company, the Subsidiary and any of their affiliates.  For purpose hereof, “Confidential Information” includes

(i)
any and all information that has been created, discovered, or developed by, or otherwise become known to the Company, the Subsidiary and/or any of their affiliates (including, without limitation, information created, discovered, developed or made known to the Company, the Subsidiary and/or any of their affiliates by the Consultant arising out of his Services to the Company, the Subsidiary and/or any of their affiliates) or in which property rights have been or may be assigned or otherwise conveyed to the Company, the Subsidiary and/or any of their affiliates, which information has commercial value to the Company, the Subsidiary and/or any of their affiliates and is treated by the Company, the Subsidiary and/or any of their affiliates as confidential, is confidential and proprietary information belonging solely to the Company, the Subsidiary and/or any of their affiliates, their business or the business of any of their customers, their business plans and projects, computer programs, know-how, improvements, marketing plans, pricing, strategies, forecasts budgets, projections, developments, manufacturing information, technical and engineering information, information regarding procurement, sale activities, mining, site selection, processing, credit and financial data, customer lists, trade secrets, patents, copyrights and all other inventions, ideas, original works or authorships and discoveries whether patentatable, copyrightable or not, which are created and learned by or accessible to their employees in connection with their provision of services to the Company, the Subsidiary and/or any of their affiliates; and

(ii)	any and all information relating to the existence of this Agreement and/or the subject matter of this Agreement.

7.2	No Party shall disclose any Confidential Information to any third party without the prior written approval of the other Party except if required by applicable laws and to their professional advisors.

8.	Notice

All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by courier, in each case to the party to whom it is directed at the following addresses (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof).  Notices delivered personally shall be effective on the day so delivered; notices sent by courier shall be effective on the earlier of the second business day after timely delivery to the courier or the day of actual delivery by the courier:

If to the Consultant:	Mr. LU Benzhao

Address: No. 204, Builidng 17, Liyuan Village, Huashuan District, Maanshan, Anhui Province /phone 86-555-3123063 /fax

If to the Company:	King, Stephen D.

4243 Dunwoody Club Drive, Suite 103, Atlanta, GA, 30350 USA/Phone +1 (678) 222 0291/Fax +1 (678) 222 0475

Attn: Mr. King, Stephen D

And:

William B. Green

Four Seasons Place, 8 Finance Street Central, Hong Kong / Phone (852) 9339 8557 / Fax (852) 3196 8609

Attn: Mr. William B, Green

9.	Prior Agreement

All prior agreements between the Company and the Consultant with respect to the said consultancy, are hereby superseded and terminated effective as of the date hereof and shall be without further force or effect.

10.           No Representations

No agreements or representations, or al or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not set forth expressly in this Agreement.

11.           Severability

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  In furtherance and not in limitation of the foregoing, should the duration of, geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceability covered.

12.           Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.           Governing Law

This Agreement shall be construed and enforced in accordance with the procedural and substantive laws of Hong Kong.

14.           Arbitration

The Parties shall attempt to settle any dispute, controversy or claim arising out of or in connection with this Agreement exclusively through friendly consultation, or if this fails, shall refer any such dispute, controversy or claim to arbitration in Hong Kong by the Honk Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules.  The proceedings shall be conducted in the English language.

Any arbitration award resulting from such proceedings shall be final and binding on the parties and shall not be subject to appeal to any court.  Any party in whose favour an award is made may apply to any court with jurisdiction to enforce the arbitration award.

15.           Assignment

The Company may assign, transfer, or subcontract its obligations as set forth therein, or any claim or right hereunder, without the prior written consent of the Consultant.  This Agreement is for the provision of personal services and may not be assigned or subcontracted by Consultant without the written consent of the Company.

16.           Headings

The headings and subheadings of the sections herein are used for convenience and ease of reference and are not to be construed as limiting the scope or intent of any section herein.  The use hereon of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

17.           No Waiver

No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition herein.

18.           Amendments

This Agreement may be amended, modified, renewed, superseded or canceled, and any of the terms, covenants or conditions hereof may be waived only by a written instrument executed by all parties hereto.  The failure of any party at any time to require performance of any provision herein by any other party hereto shall in no manner affect the right of such party at a later time to enforce same.

19.           Miscellaneous

18.1
The parties shall comply with any and all applicable laws, rules and regulations of the governmental authorities of both the Peoples Republic of China and Hong Kong concerned for performing the said services in this Agreement.

18.2
The parties shall not issue any press releases or make any other similar publications with respect to this Agreement without first consulting with, and obtaining the prior written approval of the other party.

18.3	Consultant agrees to indemnify the Company for any violation by Consultant of section 18.1 requirements in performing services pursuant to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Stephen D. King
Name:	Mr.
Title:	CEO

CONSULTANT

By:	/s/ Mr. LU Benzhao
Name:	Mr. LU Benzhao

SCHEDULE A

SCOPE OF CONSULTING SERVICES

1.	Provide strategic advice to the CEO and board of directors of the Company and Subsidiary with respect to the operation and development of the Businesses;

2.	Carry out the decision made by the board of directors of the Company and the Subsidiary in relation to the Businesses.

3.
Assist on the communication and consultation with the local Chinese authorities to ensure that all the approvals, permits, renewals and extensions required by law are obtained, maintained and in effect for the operation and development of the Businesses;

4.
Report and provide information to the Board of Directors of the Company and Subsidiary on a timely bases relating to each communication and consultation (formally or informally) with the local Chinese authorities;

5.	Attend strategy meeting as requested by the CEO or Chairman of the board of directors of the Company and subsidiary; and

6.	Achieve the following targets in relating to the Equity Transfers to receive the Upfront Payment and retain the Surety Deposit under this Agreement:

•	The Equity Transfers are approved and registered by the relevant Chinese authorities;
•	All the obligations of the Consultant under the Equity Transfers have been fulfilled.

7.	To receive the Annual Payments in accordance with the provisions of Clauses 3.2, 3.3 and 3.4:

SCHEDULE B

TOTAL COMPENSATION FOR THE SERVICES

The total compensation in the amount of US $53.95 million (or RMB equivalent to as the middle rate issued by BOC as of the date of Aug 11, 2008) payable by the Company for the Consultant’s Services during the Service Term consists of:

(i)
A Surety Deposit in HK dollars (which amount is subject to valid receipt) has already been paid to the Consultant under an Equity and Asset Transfer Heads of Agreement dated 4 May, 2007 (“Surety Deposit”);

(ii)
US$10.21 million shall be credit against the Surety Deposit (subject to valid receipt) first, and the balance shall be paid on next business day after the closing date of the Equity Transfers, (“First Payment”).  If the next business day is bank holiday, the First Payment shall be made the next business day after the bank holiday.

(iii)	The balance shall be paid by Dec 31, 2009. (“Second Payment”), conditional on the Equity Transfers having been closed.

(iv)
Up to 50 million shares of Wits Basin Precious Minerals Ltd. (“WB Shares”) will be delivered to the Consultant within 30 months following the closing date of the Equity Transfers to the extent that, if, through his Services,

(a)
the Consultant has caused one of the Company’s subsidiaries, Sudan Co., to produce 200,000 ton iron ore concentrate with Fe 62% ±1% (“Qualified Product”) every 6 months (“6-month Period”), 10 million WB Shares, subject to the guarantee that Sudan Co. produces 1 million ton Qualified Product during the period from Jan 1, 2009 to Jun 30, 2011, will be delivered to the Consultant at the end of every 6-month Period,; or

(b)
the Consultant has caused Sudan Co., to produce 1 million ton Qualified Product during the period from Jan 1, 2009 to Jun 30, 2011, but without achieving 200,000 ton Qualified Product in one or more 6-month Period, the Company will also deliver the rest undelivered WB Shares of the 50 million WB Shares to the Consultant by Jun 30 2011.

Each of the 6-month Period is calculated from Jan 1, 2009 to Jun 30, 2009, Jul 1, 2009 to Dec 31, 2009, Jan 1, 2010 to Jun 30, 2010, Jul 1, 2010 to Dec 31, 2010, and Jan 1, 2011 to Jun 30, 2011.